Item 77D

MONTGOMERY STREET INCOME SECURITIES INC.

Montgomery Street Income Securities Inc. changed its name-related investment strategy. Prior to May 1, 2002, the Fund's strategy stated that at least 70% of the fund's total assets, at market value at the time of a purchase will consist of the following:

a) Straight debt securities, (other than municipal securities) which are rated at the time of purchase within the four highest grades assigned by Moody's Investors Service, Inc. (Moody's) (Aaa, Aa, A or Baa) or Standard and Poor's Corporation (S&P) (AAA, AA, A or BBB);

b) securities of, or guaranteed by, the United States Government, its agencies or instrumentalities;

c) securities (payable in U.S. dollars) of, or guaranteed by, the Government of Canada or of a Province of Canada or any instrumentality or political subdivision thereof, acquired under circumstances that would not subject the Registrant to payment of any equalization tax, such securities not to exceed 25% of the Registrant's total assets;

d) obligations of, or guaranteed by, national or state banks or bank holding companies, which obligations, although not rated as a matter of policy by either Moody's or S&P, either are rated in the four highest ratings assigned by Fitch Investors Service, Inc. ("Fitch") (AAA, AA, A or BBB), or, if not so rated, are considered by the Investment Adviser to have investment quality comparable to securities which may be purchased under paragraph (a) above;

e)   commercial paper; and f) cash or cash equivalents.

Up to 30% of the Registrant's total assets at market value at the time of purchase may consist of:


a)   straight debt securities whether or not rated;

b) securities which may be convertible into or exchangeable for, or carry warrants or other rights to purchase, common stock or other equity securities;

c) preferred stocks; and common stocks of utility companies which at the time of purchase are dividend-paying.

The strategy was revised as follows:

Under normal circumstances, the Registrant will invest at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in income producing securities.

At least 70% of the Registrant's total assets, at market value at the time of a purchase, will consist of the following:

a) Straight debt securities, (other than municipal securities) which are rated at the time of purchase within the four highest grades assigned by Moody's Investors Service, Inc. (Moody's) (Aaa, Aa, A or Baa) or Standard and Poor's Corporation (S&P) (AAA, AA, A or BBB);

b) securities of, or guaranteed by, the United States Government, its agencies or instrumentalities;

c) securities (payable in U.S. dollars) of, or guaranteed by, the Government of Canada or of a Province of Canada or any instrumentality or political subdivision thereof, acquired under circumstances that would not subject the Registrant to payment of any equalization tax, such securities not to exceed 25% of the Registrant's total assets;

d) obligations of, or guaranteed by, national or state banks or bank holding companies, which obligations, although not rated as a matter of policy by either Moody's or S&P, either are rated in the four highest ratings assigned by Fitch Investors Service, Inc. ("Fitch") (AAA, AA, A or BBB), or, if not so rated, are considered by the Investment Adviser to have investment quality comparable to securities which may be purchased under paragraph (a) above;

e)   commercial paper; and f) cash or cash equivalents.

Up to 30% of the Registrant's total assets at market value at the time of purchase may consist of:

a) straight debt securities whether or not rated;

b) securities which may be convertible into or exchangeable for, or carry warrants or other rights to purchase, common stock or other equity securities;

c)  preferred stocks; and

d) common stocks of utility companies which at the time of purchase are dividend-paying.